UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 19, 2026
STONERIDGE, INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-13337	34-1598949
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377
(Address of Principal Executive Offices, and Zip Code)
(248) 489-9300
Registrant’s Telephone Number, Including Area Code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	SRI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Retirement of President and Chief Executive Officer
On February 19, 2026, the Board of Directors (the “Board”) of Stoneridge, Inc. (the “Company”) received notice of the retirement of James Zizelman, the Company’s President and Chief Executive Officer, from employment with the Company on May 20, 2026. Effective at 12:01 a.m. on April 1, 2026, Mr. Zizelman will step down as President and Chief Executive Officer and will serve the Company as a strategic advisor until May 20, 2026. During this period, Mr. Zizelman at his current compensation will support the leadership transition and provide advisory services to the Company. Mr. Zizelman’s retirement is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Mr. Zizelman will continue to serve on the Board. His current term as a director expires at the Company’s 2026 Annual Meeting of Shareholders, and the Board will nominate Mr. Zizelman for re-election at that meeting.
(c) Appointment of President and Chief Executive Officer
On February 19, 2026, the Board appointed Natalia Noblet, age 48, as President and Chief Executive Officer of the Company, effective at 12:01 a.m. on April 1, 2026.
Ms. Noblet currently serves as President of Electronics for the Company, a position she has held since September 2024. In this role, Ms. Noblet has led the Company’s Electronics segment, including the MirrorEye camera monitoring system product line. Prior to Stoneridge, Ms. Noblet spent 18 years at WABCO in increasingly senior roles across operations, sourcing, quality, project management, and continuous improvement. Following WABCO’s acquisition by ZF in 2020, Ms. Noblet held senior leadership positions of increasing responsibility, including Senior Vice President of ZF’s Commercial Vehicle Solutions division. In that role, she oversaw the EMEA region’s profit and loss, including strategy, commercial operations, procurement, and manufacturing footprint.
There are no arrangements or understandings between Ms. Noblet and any other person pursuant to which Ms. Noblet was appointed as President and Chief Executive Officer. There are no family relationships between Ms. Noblet and any director or executive officer of the Company. Ms. Noblet has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
In connection with her appointment as President and Chief Executive Officer, the Compensation Committee of the Board is in the process of finalizing Ms. Noblet's compensation arrangements. The Company expects to enter into an employment agreement with Ms. Noblet, the material terms of which, including her compensation arrangements, will be disclosed in an amendment to this Current Report on Form 8-K or in a subsequent filing with the Securities and Exchange Commission promptly following the execution of such agreement.
(d) Election of Director
On February 19, 2026, the Board increased the size of the Board by one director and elected Ms. Noblet to serve as a director of the Company, in each case effective at 12:01 a.m. on April 1, 2026. Ms. Noblet will serve for a term expiring at the Company’s 2026 Annual Meeting of Shareholders and until her successor is duly elected and qualified or until her earlier death, resignation, or removal. The Board will nominate Ms. Noblet for re-election at that meeting.
In connection with her service on the Board, Ms. Noblet will not receive any additional compensation beyond her compensation as President and Chief Executive Officer nor will she serve on any Board committee.
There are no arrangements or understandings between Ms. Noblet and any other person pursuant to which Ms. Noblet was elected as a director. There are no transactions in which Ms. Noblet has an interest requiring disclosure under Item 404(a) of Regulation S-K.
ITEM 7.01 Regulation FD Disclosure.
On February 23, 2026, the Company issued a press release announcing the retirement of Mr. Zizelman and the appointment of Ms. Noblet as President and Chief Executive Officer and as a director of the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information contained in this Item 7.01 and the press release are being furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information and exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
ITEM 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press release dated February 23, 2026.

104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: February 23, 2026	/s/ Matthew R. Horvath
Matthew R. Horvath Chief Financial Officer and Treasurer (Principal Financial Officer)